Exhibit 10.1

THIS DEED is made the 22nd day of January, 2014

BETWEEN:

(1)	BGC SERVICES (HOLDINGS) LLP, (the “Partnership”), of One Churchill Place London E14 5RD; and

(2)	SEAN WINDEATT, (the “FURTHER MEMBER”),

and in favour of each Member of the Partnership and the Partnership for itself.

BACKGROUND:

(A)	By a Limited Liability Partnership Deed, the Partnership was established on 21 December 2011, the Members (as defined therein) agreed to regulate their relations as Members of the Partnership.

(B)	On 21 December 2012 the Members amended and restated the Limited Liability Partnership Deed (“Partnership Deed”) in contemplation of Further Members (as defined therein) joining the Partnership in the capacity of Individual Members subject at all times to the Board’s (as defined in the Partnership Deed) absolute discretion.

IT IS HEREBY AGREED as follows:

1	Interpretation

1.1	Save where the context otherwise requires, the words and expressions used in this Deed (and annexed Schedule) shall have the meanings respectively assigned to them in the Partnership Deed.

2	Adherence to Partnership

2.1	The Further Member covenants with the Members for the time being and the Partnership to observe, perform, remain subject to and provide all consents under the terms and conditions of the Partnership Deed with effect from 31 December 2012 (the “Date of Admission”) and shall from such date, subject at all times to the Board’s absolute discretion, be designated as an Individual Member. The Further Member confirms that he has read and fully understood the terms and conditions of the Partnership Deed and how they apply to him as an Individual Member.

2.2	The Further Member shall be entitled to the following number of votes at any Members’ meeting:-

one

subject always to the provisions of the Partnership Deed.

2.3	From and after the Date of Admission the provisions of Schedule 1 to this Deed of Adherence set out the Individual Member’s entitlement to profits under clause 8 of the Partnership Deed and the individual terms and conditions which apply to the Individual Member’s membership of the Partnership in his capacity as an Individual Member. Schedule 1 may be amended from time to time by the agreement of the Partnership (acting through the Board) and the Individual Member in accordance with this Deed and the Partnership Deed.

2.4	This Deed shall be supplemental to and read together with the Partnership Deed. In the case of a conflict between any of the provisions of this Deed of Adherence and the Partnership Deed, this Deed of Adherence shall take precedence as between the Partnership and the Individual Member.

IN WITNESS WHEREOF the parties have executed this Deed the day and year first above written.

SIGNED and DELIVERED as a	)
DEED by BGC SERVICES	)
(HOLDINGS) LLP acting by:	):
/s/ Shaun Lynn
Shaun Lynn

SIGNED and DELIVERED as a	)
DEED by SEAN WINDEATT	)
acting by:	):
/s/ Sean Windeatt
Sean Windeatt

[Deed of Adherence between BGC Services (Holdings), LLP and Sean Windeatt,

dated as of 22 January, 2014]

2

SCHEDULE 1: INDIVIDUAL MEMBER’S TERMS AND CONDITIONS

NAME OF INDIVIDUAL MEMBER: SEAN WINDEATT

DATE OF ADMISSION AS MEMBER:

ROLE: CHIEF EXECUTIVE OFFICER

1.	DURATION OF MEMBERSHIP:

1.1.	Membership is for a minimum initial period of up to and including 31 December 2018 unless terminated earlier in accordance with this Deed or the provisions of the Partnership Deed (the “Initial Period”). Thereafter (subject to the other provisions in this Deed and the Partnership Deed) it shall be extended automatically for successive periods of one (1) year (the “Renewal Period”), on the same terms and conditions as contained in this Deed and the Partnership Deed, from the end of the Initial Period or the end of any subsequent Renewal Period, as appropriate, unless terminated earlier in accordance with this Deed or the provisions of the Partnership Deed or otherwise agreed to in writing by the parties.

2.	WORKING REQUIREMENTS:

2.1	Normal hours of business are 8.00 am to 6.00 pm, on Monday to Friday.

2.2	The Individual Member will carry out the business of the Partnership (or as required for one of its Affiliates) in the office at One Churchill Place, Canary Wharf, London, E14 5RD or such other offices of the Partnership or its Affiliates as they may reasonably require.

2.3	In addition to the Individual Member’s role as described above, the Individual Member shall also hold the positions of Chief Operating Officer of BGC Partners, Inc. (“BGCP”). and Chief Executive Officer of BGC Brokers L.P. At all times the Individual Member agrees that he may also be engaged in any capacity that the Chairman and/or President may reasonably require and shall not engage in any activity which may be or may become in the reasonable opinion of the Chairman and/or President harmful to or contrary to the interests of the Partnership and/or Affiliates. The Individual Member shall report directly to the President. For the purposes of this clause 2.3, “Chairman” shall mean the Chairman and/or Chief Executive Officer of BGCP or his designate and “President” shall mean the President of BGCP or his designate.

2.4	The Individual Member shall accept (if offered) appointment as a statutory Director of the Partnership or any Affiliate and resign any such appointment if requested by the Board without any claim for damages or compensation.

2.5	In the event that the Individual Member refuses to comply with the terms of clause 2.4 within a reasonable period of being requested to do so, he hereby irrevocably appoints the Partnership to be his attorney to execute and do any such instrument or thing and generally to use his name for the purposes of giving the Partnership or an Affiliate or their nominee the full benefit of clause 2.4.

3.	PROFIT ALLOCATION AND ADVANCE DRAWINGS:

Advance Drawings

3.1.	Subject to clause 3.3, the Individual Member’s Allocated Monthly Advance Drawings will be: £31,250. The Individual Member’s Allocated Monthly Advance Drawings will be payable monthly in arrears on or about the 21st day of each month directly into his nominated bank account or building society account. The Individual Member’s Allocated Monthly Advance

[Schedule 1 to the Deed of Adherence between BGC Services (Holdings), LLP and Sean Windeatt,

dated as of 22 January, 2014]

Drawings will be inclusive of any directors’ fees payable under the articles of association of the Partnership or any Affiliate. The Individual Member’s Allocated Monthly Advance Drawings shall be reviewed by the BGCP Compensation Committee annually. The BGCP Compensation Committee shall be under no obligation to increase the Individual Member’s Allocated Monthly Advance Drawings following such review. There will be no review of the Individual Member’s Allocated Monthly Advance Drawings after notice has been given by either party to terminate the Individual Member’s Membership pursuant to the terms of this Deed or the Partnership Deed.

In accordance with the Partnership Deed, the Partnership will retain from Allocated Monthly Advance Drawings amounts on account of income tax and national insurance contributions.

Profit Allocation

3.2.	The Individual Member will be entitled to his annualised Allocated Monthly Advance Drawings under clause 8.3 of the Partnership Deed per Financial Period of the Partnership and such further allocation of profit as BGCP Compensation Committee, through the Board, may determine in accordance with subparagraph 3.3 below (“Profit Allocation”). All payments of Profit Allocation shall be made in accordance with the Partnership Deed and subject to the availability of sufficient Partnership profits. No payment made under subparagraph 3.3 in any year shall give rise to any entitlement or expectation of a future payment or be an indication of the level of such payment which may be made in the future (if any). Any such payment under subparagraph 3.3 will be made in accordance with the Partnership’s policy from time to time. No such payments shall be made to the extent that as at the date of payment the Individual Member:

3.2.1	given or received notice of termination of Membership or otherwise attempted to procure his release from this Deed of Adherence or otherwise become an Outgoing Member;

3.2.2	has failed to comply with the Partnership’s (and its Affiliates’): current Membership Handbook; other Handbooks; Compliance Manual; Anti-Bribery and Fraud Policies and Procedures; and other rules or procedures of the Partnership (and its Affiliates) from time to time in force as well as all express or implied obligations owed to the Partnership or its Affiliates; and other rules, codes or procedures of any relevant regulatory or tax authority (including but not limited to the Financial Services Authority or any replacement body).

3.3.	Subject always to 3.2, the Individual Member may be entitled to such further allocation of profit by way of profit share as the BGCP Compensation Committee, through the Board, may in its sole and absolute discretion determine.

3.4	The relevant period for allocations under this Deed is the Financial Period of the Partnership or such other twelve month period as shall be determined by the Partnership in accordance with its then current practices and accounting policies but in each case any allocation of profit made pursuant to clause 3.3 shall be made no later than 60 days after the end of the Partnership’s Financial Period.

[Schedule 1 to the Deed of Adherence between BGC Services (Holdings), LLP and Sean Windeatt,

dated as of 22 January, 2014]

4	TERMINATION:

Notice

4.1.	Either party must give notice to the other in writing to terminate the Individual Member’s Membership, such notice to be given at least three (3) months prior to the expiry of the Initial Period or subsequent Renewal Period. The notice will terminate the Individual Member’s Membership upon the expiry of the Initial Period or subsequent Renewal Period (as appropriate), following which the Individual Member shall become an Outgoing Member and shall cease to be an Individual Member save to the extent set out in the Partnership Deed.

4.2	In the event that the Individual Member either (A) is not, in the reasonable opinion of the Partnership, physically or mentally fit to perform his duties, or (B) cannot work or perform his duties because he is ill or injured for six (6) consecutive months in any period of twelve (12) months, then the Partnership may terminate Individual Member’s Membership upon one month’s notice in writing or a payment in lieu of one month’s notice; provided however, if Individual Member has an application for permanent health insurance that has been submitted to the insurer and accepted, or not yet rejected, by the insurer as of the time notice could otherwise be given hereunder, the Individual Member may continue to be a Member of the Partnership only in so far as is necessary for the application to be considered by the insurer or for him to receive benefits under such insurance scheme, and all other rights under this Agreement and/or the Partnership Deed (including, but not limited to, any right to any payment or remuneration or to provide any services hereunder) shall cease immediately upon the commencement of payment of benefits by the insurer of such scheme. Before taking action under Section 4.2(A) above, the Partnership will consult with the Individual Member, and the Individual Member hereby consents to the Partnership obtaining an independent medical opinion if necessary.

5.	BENEFITS:

The Partnership may provide benefits such as health insurance and permanent health insurance. The provision of such benefits is subject to the terms and rules of such benefit schemes prevailing from time to time. In particular (but without limitation) the Individual Member must provide full co-operation in connection with any claim made on his/her behalf under such benefits and is at all times responsible for providing any medical evidence that may be required by the insurers. Should the insurers refuse a claim, the Partnership will be under no further obligation to pay any remuneration or provide other benefits to the relevant Individual Member and the Individual Member expressly waives any express or implied term to the contrary. The Partnership reserves the right to vary, and/or replace any health insurance and/or permanent health insurance benefits from time to time at its absolute discretion.

6.	PENSIONS:

There is no pension offered by the Partnership.

[Schedule 1 to the Deed of Adherence between BGC Services (Holdings), LLP and Sean Windeatt,

dated as of 22 January, 2014]

7.	AGREED AND AMENDED TO THE PARTNERSHIP DEED IN RESPECT OF THE INDIVIDUAL MEMBER’S MEMBERSHIP:

7.1	Clause 14.4 and 14.6 of the Partnership Deed shall not apply to the Individual Member and are to be superseded in their entirety with the following:

“14.4 Suspension

In circumstances where the Board considers it reasonable (including but not limited to investigating any disciplinary matter against the Individual Member) it reserves the right at its sole discretion, to require the Individual Member to remain at home (“Suspension”) for no more than three (3) months in aggregate or assign to him such other duties consistent with his abilities to or instead of the duties contained in this Deed of Adherence and the Partnership Deed. During any period of Suspension, the Individual Member shall continue to receive his Allocated Monthly Advance Drawings.”

“14.6 Consequences of Removal

In the event that an Individual Member gives notice to withdraw from Membership or (in accordance with his Deed of Adherence) not to renew Membership or otherwise seeks to leave the Partnership the Board may in its discretion at any time require an Individual Member to remain at home or assign other duties as set out in clause 14.4 above (“Garden Leave”). The terms applicable to the Individual Member during any period of Garden Leave shall include the provisions of clause 14.5 of the Deed.

For the avoidance of doubt, during any period of Garden Leave an Individual Member shall continue to receive his Allocated Monthly Advance Drawings. “

7.2	Clause 16.1 (A), (D), and (M) of the Partnership Deed shall not apply to the Individual Member and are to be superseded in their entirety with the following:

“16.1

(A)	The Individual Member covenants to use his best endeavours to promote and develop the Business and to act in the best interests of the Partnership and its Affiliates at all times.

(D)	The Individual Member covenants to devote the whole of his working time to the Business of the Partnership or its Affiliates, except during holiday leave and absence due to sickness (each as provided for in this clause 16). Notwithstanding the Individual Member’s interest in an Affiliate, he further covenants not to have an interest in any other entity, business, or enterprise (whether as an employee, contractor, partner, consultant, agent or otherwise) without the written consent of the Chairman, save for investment purposes of only 1% or less of outstanding securities of any corporation listed on a recognised stock exchange or traded in the over the counter markets.

(M)	If at any time the Individual Member is invited or approached to take up employment with, partnership or another business relationship with a competitor of the Partnership (or its Affiliates), the Individual Member undertakes to disclose that fact as soon as practicable in writing to the Chairman (or his designee). If at any time the Individual member decides to accept such an offer, before accepting such an offer he must: (i) provide details of the terms of his Deed of Adherence (obscuring the remuneration) and clause 16.3 of the Partnership Deed to the competitor and (ii) give notice of that fact as soon as reasonably practicable in writing to the person designated by the Partnership for this purpose. If at any time the Individual Member becomes aware that any Member or another employee of the Partnership or its Affiliates with whom the Individual Member has material dealings and who works in the same business unit as the Individual Member has been invited or approached to take up employment or partnership with, a competitor of the Partnership or any Affiliate, the Individual Member covenants to inform the Chairman (or his designee) of this fact as soon as reasonably practicable.”

[Schedule 1 to the Deed of Adherence between BGC Services (Holdings), LLP and Sean Windeatt,

dated as of 22 January, 2014]

Clauses 16.1 (J), (K) and (L) of the Partnership Deed shall not apply to the Individual Member.

7.3	Clause 16.3(A) and 16.3(B) of the Partnership Deed shall not apply to the Individual Member and are to be superseded in their entirety with the following:

“16.3

(A)	Provided that the Partnership provides the Individual Member during such period his Allocated Monthly Advance Drawings (pro-rated) as of his Succession Date, the Individual Member undertakes that without the written prior consent of the Board and whether alone or with others, directly or indirectly for his own benefit or the benefit of any person or organisation, that he will not during the period of his Membership or for a period of eighteen (18) months after its termination):

(1)	solicit or entice away any client or counterparty of the Partnership or any Affiliate (whether a company or an individual) with which or whom the Individual Member has had material and/or regular dealings in the course of the Individual Member’s duties or, where this provision would apply after the Individual Member’s membership ends, any time during the twelve (12) months prior to its termination;

(2)	in competition with the Restricted Business, seek to procure orders from, deal or carry on business with, or transact business with, any client or counterparty of the Partnership or any Affiliate (whether a company or an individual) with which or whom the Individual Member has had material and/or regular dealings in the course of the Individual Member’s duties or, where this provision would apply after the Individual Member’s membership ends, any time during the twelve (12) months prior to its termination; or

(3)	engage the services of, render services to, or become interested in (as owner, stockholder, partner, lender or other investor, director, officer, employee, consultant or otherwise) any business activity that is in competition with the Restricted Business.

“Restricted Business” shall mean the business or any part of the business and which in either or both case(s):

(i)	is carried on by the Partnership or any of its Affiliates at the Succession Date;

(ii)	was carried on by the Partnership or any of its Affiliates at any time during the Individual Member’s Membership or, where the relevant provision would apply after the Succession Date, any time during the twelve (12) months immediately preceding the Succession Date; or

(iii)	is to the Individual Member’s knowledge to be carried on by Partnership or any of its Affiliates at any time during the twelve (12) months immediately following the Succession Date.

[Schedule 1 to the Deed of Adherence between BGC Services (Holdings), LLP and Sean Windeatt,

dated as of 22 January, 2014]

and which the Individual Member was materially concerned with/worked for or had management responsibility for (or had substantial confidential information regarding) in either case at any time during his Membership or, where the relevant provision would apply after the Succession Date, any time during the period of twelve (12) months immediately prior to the date of its termination.

(B)	The Individual Member covenants to the Partnership that without the written prior consent of the Board and whether alone or with others, directly or indirectly for his own benefit or the benefit of any person or organization he shall not, during the term of Membership, and for a period of forty-eight (48) months after its termination, offer to employ or enter into partnership, induce or attempt to induce any individual to whom this paragraph applies to cease Membership, leave the employment of or to discontinue the supply of his/her services to the Partnership or any Affiliate without the Partnership’s prior written consent (whether or not such action would result in a breach of contract by such individual) nor shall he/she encourage, counsel or procure that individual to do so. This clause shall apply to any individual employed by (or provided services to the Partnership) whom the Individual Member has managed or with whom he has or had material and/or regular dealings during the twelve (12) months prior to the Succession Date and who is employed by or has provided services to the Partnership or any Affiliate in a senior or managerial capacity or in any technical, IT, sales or broking, marketing or business development role, provided that this restriction shall not apply to non-management (clerical or administrative or manual staff).”

7.4	Clause 16.10 of the Partnership Deed shall not apply to the Individual Member.

7.5	The Individual Member shall be entitled to 25 days holiday per calendar year which, for the purposes of clause 17(A)(5) of the Partnership Deed, shall be deemed to accrue at a rate of 2.083 days per month. The relevant provisions of clause 17(A)(1), 17(A)(3) and 17(A)(5) are hereby amended accordingly.

7.6	Clause 14.2(13) of the Partnership Deed shall not apply to the Individual Member.

8.	CHANGE OF CONTROL:

8.1	If there is a Change of Control of the Partnership at any time during the Initial Period (or Renewal Period as applicable), the Partnership or the individual or entity which acquires control of the Partnership (the “Continuing Company”) will be required within 60 days of the Change of Control to elect by notice in writing to the Individual Member either (i) to continue his Membership and extend the term of his Membership under this Deed for a period of three years from the date the Change of Control took effect (if the remaining term of this Deed as of such date is less than three years) or (ii) to terminate his Membership forthwith.

8.2	If the Continuing Company opts to extend the term of the Individual Member’s Membership under this Agreement then he shall receive within thirty (30) days of its election to extend the term an amount equal to his aggregate Profit Allocation under this Agreement for the most recent full Financial Period (the “Aggregate Profit Allocation Amount”) in addition to any other profit allocation that he may be entitled to under this Deed. In addition, if as of the second anniversary of the Change of Control the Individual Member is still engaged by the Continuing Company (or if the Individual Member is not engaged on such second anniversary date solely as a result of termination by the Continuing Company in circumstances that amount to a fundamental breach of contract by the Continuing Company as determined by a court of competent jurisdiction) and has not materially breached this Agreement, he shall receive an additional payment of the Aggregate Profit Allocation Amount within thirty (30) days of such second anniversary.

[Schedule 1 to the Deed of Adherence between BGC Services (Holdings), LLP and Sean Windeatt,

dated as of 22 January, 2014]

8.3	If the Continuing Company elects to terminate the Individual Member’s membership under clause 8.1 above, he will be entitled to receive within thirty (30) days of such election two times his Aggregate Profit Allocation Amount under this Deed for the most recent full Financial Period in full and final settlement of all and any claims that he may have against the Partnership, the Continuing Company and/or any Affiliate pursuant to his Membership under this Deed and/or its termination.

8.4	Any payment under this clause 8 shall be made in cash and non-cash consideration in the same proportions as the Aggregate Profit Allocation Amount, provided that to the extent any non-cash grant or award contains vesting or any analogous provisions based on continued engagement by the Continuing Company, such provisions shall not extend beyond the then remaining term of this Deed, and provided, further, that in the event the Individual Member fails to satisfy such vesting conditions solely as a result of termination by the Continuing Company in circumstances that amount to a fundamental breach of contract by the Continuing Company as determined by a court of competent jurisdiction, such non-cash grant or award shall vest immediately.

8.5	In each case, unless otherwise provided in the applicable award agreement, all of the Individual Member’s stock options, restricted stock units, and other awards based on shares of BGC Partners, Inc.’s Class A Common Stock (but excluding any that are granted solely for the purpose of participation in BGC Holdings, L.P. quarterly distributions and will be redeemed for zero (e.g., those granted effective July 1, 2013)) held by the Individual Member at the time of the Change of Control shall vest in full and become immediately exercisable, and all partnership units in BGC Holdings, L.P., including LPUs and any other units he may hold at the time of the Change of Control, shall, if applicable, vest in full and be granted immediately exchangeable exchange rights for shares of BGC Partners, Inc.’s Class A Common Stock (“Shares”) or cash to the extent such Units, such as Preferred LPUs, cannot be exchanged into Shares. The Individual Member will also continue to receive the benefits he is entitled to on the date his membership terminates for two years from such date and a pro rata Profit Allocation for the year of termination.

8.6	For purposes of this Agreement, a “Change of Control of the Partnership” shall occur in the event that and on the date that BGCP is no longer controlled by Cantor Fitzgerald, L.P. or a person or entity controlled by, controlling or under common control with Cantor Fitzgerald, L.P.

END OF SCHEDULE

[Schedule 1 to the Deed of Adherence between BGC Services (Holdings), LLP and Sean Windeatt,

dated as of 22 January, 2014]